Exhibit 2.1

                                   AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                  HEMCURE, INC.

                                  July 1, 2005

                                    ARTICLE I

               The name of this corporation shall be HEMCURE, INC.

                                   ARTICLE II

         The address of this corporation's registered office in the State of Minnesota shall be 500 IDS Center 80 South Eighth Street, in the City of Minneapolis, County of Hennepin. The registered agent of the corporation shall be Lin Branson.

                                   ARTICLE III

         The purpose of this corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Minnesota Business Corporation Act.

                                   ARTICLE IV

         The total authorized shares of this corporation shall consist of Eight Hundred Million (800,000,000) voting common shares having a par value of One Cent ($.01) per share.

                                    ARTICLE V

         Shareholders shall have no rights, preemptive or otherwise, to acquire any part of any un-issued shares or other securities of this corporation or of any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

                                   ARTICLE VI

         The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution of the Board of Directors or by the shareholders. Elections of directors need not be by written ballot.

                                   ARTICLE VII

         The power to adopt, amend or repeal the Bylaws of this corporation is hereby conferred upon the Board of Directors to the full extent permitted by law, subject, however, to the power of the shareholders of this corporation to adopt, amend or repeal Bylaws.

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                                  ARTICLE VIII

         A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Company or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) liability based on the payment of an improper dividend or an improper repurchase of the Company's stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or; (iv) liability for any transaction from which the director derived an improper personal benefit. If Chapter 302A, the Minnesota Business corporation Act, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the director of the Company in addition to the limitation or personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Company shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

                            CERTIFICATE OF AMENDEMNT
                                     OF THE
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                                  HEMCURE, INC.

         We, the undersigned, Micheael Friess, as President, and John Venette, as Secretary of Hemcure, Inc., a corporation organized and existing under the laws of the State of Minnesota, do hereby certify that, pursuant to actions taken at a meeting of the shareholders of the Company on June 25, 2005, resolutions were duly adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act by the affirmative vote of more than a majority of the outstanding common shares of the Company, amending the following Articles to the Articles of Incorporation of the Company as follows:

Article IV
         The total authorized shares of this corporation shall consist of Eight Hundred Million (800,000,000) voting common shares having a par value of One Cent ($.01) per share.

         Article V of the Articles of Incorporation, which granted shareholders the right of cumulative voting with respect to the election of directors, is hereby removed.

         FURTHER RESOLVED, that the President and Secretary of the corporation be, and they hereby are, authorized and directed to file Amended and Restated Articles of Incorporation along with a Certificate of Amendment of the Articles of Incorporation of this Company embodying the foregoing resolution and to cause the same to be filed with the Secretary of State of the State of Minnesota in accordance with the laws of the State of Minnesota. The amendment restating the articles correctly sets forth without change the corresponding provisions of the articles as previously amended.

IN WITNESS WHEREOF, we have hereunto subscribed our names as officers of the Company pursuant to the foregoing resolution this 1st day of July 2005.


                                            HEMCURE, INC.

                                            by   /s/ Michael Friess
                                               -----------------------------
                                                     Michael Friess
                                                     President


                                            by  /s/ John Venette
                                               -----------------------------
                                                    John Venette
                                                    Secretary, Treasurer
(No Corporate Seal)